 Exhibit 4.7

USbancorp	MASTER LEASE AGREEMENT

EQUIPMENT FINANCE

THIS LEASE (“Lease”), dated as of June 28, 2011, is made by and between U.S. Bancorp Equipment Finance, Inc., hereafter referred to as “Lessor,” and MGP Ingredients, Inc. hereafter referred to as “Lessee.”

LESSOR AND LESSEE COVENANT AND AGREE AS FOLLOWS:

1.      PROPERTY LEASED.  Lessor agrees to lease to Lessee and Lessee agrees to lease from Lessor the personal property (“Property”) together with any replacements, additions, repairs, now or hereafter incorporated therein as described in any Schedule to Master Lease Agreement (“Schedule”) or any related document now or hereafter executed by the parties hereto.

2.      TERM.  This Lease shall become effective on the execution hereof by Lessor.  The Term of this Lease may consist of an “Interim Term” and a “Term” (sometimes called a “Base Term”) in regard to a Schedule.  The Interim Term for each Schedule shall begin on the date that Lessee executes a Delivery and Acceptance Certificate in connection with any item of Property or provides to Lessor written authorization for payment for such item of Property.  Each Interim Term shall continue until the commencement date set forth in the Schedule.  The Term for each Schedule shall be triggered by Lessee’s execution of a Delivery and Acceptance Certificate in connection with the Property described in the Schedule and shall begin on the commencement date and shall continue for the period specified in each Schedule.  During each Interim Term, if any, Lessee shall pay rental (“Interim Rental”) in the amount set forth in each Schedule, plus applicable tax thereon.

3.      RENT, PAYMENT AND TAXES.  Rental payments are specified in each Schedule.  All rents shall be payable by Lessee each month on or before the payment date shown in each Schedule at Lessor’s address herein, or as otherwise directed by Lessor, without notice or demand and without abatement, set-off or deduction of any amount whatsoever.  Lessee shall pay when due all taxes, fees, assessments, or other charges, however designated, now or hereafter levied or based upon the rentals, ownership, use, possession, leasing, operation, control, or maintenance of the Property, whether or not payable by Lessor, excluding Lessor’s income, franchise and business and occupation taxes, and shall supply Lessor with proof of payment satisfactory to Lessor at least seven (7) days before delinquency.  At its option, Lessor may pay any tax, assessment, insurance premium, expense, repair, release, confiscation expense, lien, encumbrance, or other charge or fee payable hereunder by Lessee, and any amount so paid shall be repayable by Lessee on demand.

For any payment due hereunder which is not paid within ten (10) days after the date such payment is due, Lessee agrees to pay a late charge calculated thereon at a rate of five percent (5%) of such overdue amount.  The parties hereto agree that:  a) the amount of such late charge represents a reasonable estimate of the cost that Lessor would incur in processing each delinquent payment by Lessee and that such late charge shall be paid as liquidated damages for each delinquent payment; and b) the payment of late charges and the payment of Default Interest are distinct and separate from one another.  Acceptance of any late charge or interest shall not constitute a waiver of default with respect to the overdue amount or prevent Lessor from exercising any other available rights and remedies.  Payments received shall be applied first to delinquent amounts due, including late charges, then to current installments.  If any such rental payment is made by check and such check is returned to Lessor for any reason, including without limitation, insufficient funds in Lessee’s account, then Lessee shall be assessed a fee of $25.00 in addition to any other late charge or any other fee which may be applicable.

If the Property is located in a jurisdiction which imposes any “Sales,” “Use,” or “Rental” tax, at Lessor’s option, Lessor shall collect such tax from Lessee and remit such tax to the appropriate taxing authority or Lessee shall remit such tax directly to the appropriate taxing authority.  Such requirement may only be waived if Lessee is exempt from such tax under applicable laws or regulations.  Lessee is responsible for ensuring that such exemption is properly documented in accordance with such laws and regulations and that such documentation is provided to Lessor at the inception of each Schedule.

Except as specifically provided in the Schedule, if the Property is subject to personal property taxes, Lessor shall report all leased Property to the proper taxing authorities unless the laws or regulations of the applicable taxing jurisdictions require that Lessee shall report such Property.  If Lessor receives any invoice from the taxing authorities for applicable personal property taxes, Lessor shall pay any such taxes directly and Lessee agrees to reimburse Lessor for all such taxes paid by Lessor.  If Lessee receives any such invoice, Lessee agrees to promptly remit such taxes directly to the taxing authorities and maintain proof of payment.  Upon termination of each Schedule, Lessor will, if applicable, estimate Personal Property Taxes on the Property based upon the most recent tax assessment of the Property or on the tax rates and taxable value calculations as available from the appropriate taxing jurisdiction.  In the event that the actual personal property tax bill is within $500.00 of such estimate, then Lessor shall not seek reimbursement from Lessee for any underpayment, and Lessor may retain any overpayment.  If the difference between such estimate and the actual tax bill exceeds $500.00, Lessor shall refund or Lessee shall remit the entire difference.

4.      LOSS OR DAMAGE.  No loss or damage to the Property, or any part of it, shall impair any obligation of Lessee hereunder.  Lessee assumes all risk of damage to or loss of the Property, however caused, while in transit and during the term hereof.  If any Property is totally destroyed, Lessee’s liability to pay rent for it may be discharged by paying Lessor the Stipulated Loss Value of the Property if such a Value is provided in the applicable Schedule or, the amount specified in Section 14(e) of this Lease, less the amount of any recovery received by Lessor from any insurance or other source.

5.      OWNERSHIP, LOCATION, MAINTENANCE AND USE.  Lessee transfers to Lessor all right, title and interest, including any and all ownership interest, which Lessee may have in or to the Property.  Lessee represents and warrants that it has the legal right to make such transfer and that such transfer does not constitute a transfer of all or substantially all of the assets of Lessee, and that such transfer does not constitute all or a portion of a “bulk transfer” under the Uniform Commercial Code.  Unless otherwise stated in any Schedule, Lessor shall be the owner of and hold legal title to the Property for all purposes.  At its own risk, Lessee shall use or permit the use of the Property primarily at the location specified in the Schedule (unless the Property is mobile, in which case it may be moved in the ordinary course of business) and shall not remove the Property from such location without prompt written notice to Lessor.  Notwithstanding the foregoing, the Property shall not be moved outside the United States without Lessor’s prior, written consent.  Without Lessor’s prior written consent, Lessee shall not loan, sublet, part with possession or otherwise dispose of the Property.  Lessee shall at its sole expense maintain the Property in good repair, appearance and functional order and in compliance with any manufacturer’s and regulatory maintenance and performance standards, shall keep complete records and documents regarding its use, maintenance and repair, shall not use or permit the use of the Property in any unintended, injurious or unlawful manner, shall not permit use or operation of the Property by any one other than Lessee’s qualified employees and shall not change or alter the Property without Lessor’s written consent.  Lessee shall adhere to reasonable practices for Lessee’s industry and the type of Property, for security against terrorism and other risks.  Lessee shall not create, cause, or permit any kind of claim, levy, lien or legal process on the Property, and shall forthwith satisfy, remove and procure the release thereof.  The Property is and always shall remain personal property.  Lessee shall not cause or permit the Property to be used or located in such a manner that it might be deemed a fixture.  Lessee shall secure from each person not a party hereto who might secure an interest, lien or other claim in the Property, a waiver thereof.  At Lessor’s request, Lessee shall affix and maintain, at its expense, in a prominent and visible location, all ownership notices supplied by Lessor.

6.      LEASE.  This is a non-cancelable contract of lease.  Except as otherwise provided in any Schedule hereunder, nothing herein or in any other document executed in conjunction herewith shall be construed as conveying or granting to Lessee any right, title or interest, legal or equitable, in or to the Property, other than possession and use, subject to and upon full compliance with the provisions hereof.  Lessor shall not interfere with Lessee’s right of quiet enjoyment so long as there is no Event of

Default hereunder.  Lessee and Lessor agree that this Lease is a “Finance Lease” as defined by the Uniform Commercial Code Article 2A, the Uniform Personal Property Leasing Act.  Notwithstanding the foregoing, Lessee hereby grants to Lessor a security interest in the Property and in any of Lessee’s rights in any associated software, as security for all Lessee’s obligations to Lessor of every kind and nature.  Lessee authorizes and ratifies Lessor’s filing of financing statement(s) (and Lessee agrees to pay the cost of filing the same in all public offices where filing is deemed by Lessor to be necessary or desirable) and naming of Lessor as lienholder and/or owner on any vehicle title(s).

Lessee hereby acknowledges that all of the leased Property was selected by Lessee from supplier(s) chosen by Lessee.  Lessee is familiar with all supply contract rights provided by the supplier(s) and is aware that the supplier(s) may be contacted for a full description of any rights Lessee may have under any supply contract.  So long as Lessee is not in default under this Lease, Lessor hereby assigns to Lessee, without recourse, all of Lessor’s rights arising under any warranties applicable to the Property provided by the manufacturer or any other person.  All proceeds of any warranty claim from the manufacturer or any other person shall first be used to repair the affected Property.

7.      GENERAL INDEMNIFICATION AND INSURANCE.  Lessee assumes liability for, and agrees to defend, indemnify and hold Lessor harmless from any claim, liability, loss, cost, expense, or damage of every nature (including, without limitation, fines, forfeitures, penalties, settlements, and attorneys’ fees) by or to any person whomsoever and/or property whatsoever, regardless of the basis, including allegations (by third parties) of wrongful, negligent or improper act or misuse by Lessor, which results from or pertains to the leasing, manufacture, delivery, ownership, use, possession, selection, performance, operation, inspection, condition (including without limitation, latent or other defects, and whether or not discoverable), improvements, removal, return or storage of the Property, except arising while the Property is in the possession of Lessor or its agent.

Upon request of Lessor, Lessee shall assume the defense of all demands, claims, actions, suits and proceedings against Lessor for which indemnity is provided and shall allow Lessor to participate in the defense thereof.  Lessor shall be subrogated to all rights of Lessee for any matter which Lessor has assumed obligation hereunder, and may settle any such demand, claim, or action without Lessee’s prior consent, and without prejudice to Lessor’s right to indemnification hereunder.

Lessee shall obtain insurance coverage for the Property.  The expense of such insurance coverage shall be borne by Lessee and is not covered by Lessee’s rental payments hereunder.  Lessee shall maintain in force, at all times from shipment of the Property to Lessee until surrender thereof, property damage and risk insurance and liability insurance with such coverage and from such insurance carriers as shall be satisfactory to Lessor.  The Property must be insured against all risks which are customarily insured against on the type of property leased hereunder.  The amount of Lessee’s liability insurance shall not be less than $1,000,000.00.  Such insurance policies must name Lessor as an additional insured and lender’s loss payee, and provide for ten (10) days advance written notice to Lessor of modification or cancellation.  Lessee shall, upon request, deliver to Lessor satisfactory evidence of the insurance coverage.  In the event Lessee fails to maintain coverage as provided herein, Lessor may, in addition to any other rights available to Lessor, obtain coverage, and any sum paid therefor by Lessor (including any charges assessed by Lessor for such service) shall be immediately due and payable to Lessor by Lessee.

8.      INCOME TAX INDEMNITY.  Lessee hereby represents, warrants, and covenants to Lessor as follows:

(a)      This Lease shall be a lease for federal and state income tax purposes; Lessor shall be treated as the purchaser, owner, lessor, and original user of the Property and Lessee shall be treated as the lessee of the Property for such purposes.

(b)      Lessor shall be entitled to depreciation deductions with respect to each item of Property as provided by Section 167(a) of the Internal Revenue Code of 1986, as amended (the “Code”), determined under Section 168 of the Code by using the applicable depreciation method, the applicable recovery period, and the applicable convention, all as may be specified on the applicable Schedule for the Property, and Lessor shall also be entitled to corresponding state depreciation deductions.

(c)      For purposes of determining depreciation deductions, the Property shall have an income tax basis equal to Lessor’s cost for the Property specified on the applicable Schedule, plus such expenses of the transaction incurred by Lessor as may be included in basis under Section 1012 of the Code, and shall be placed in service (and certified as such by Lessee) by the last business day of the same calendar year in which the Schedule for such Property is executed.

(d)      The maximum federal and state income tax rates applicable to Lessor in effect on the date of execution and delivery of a Schedule with respect to an item or items of Property will not change during the lease term applicable to such Property.

If for any reason whatsoever any of the representations, warranties, or covenants of Lessee contained in this Lease or in any other agreement relating to the Property shall prove to be incorrect and (i) Lessor shall determine that it is not entitled to claim all or any portion of the depreciation deductions in the amounts and in the taxable years determined as specified in (b) and (c), above, or (ii) such depreciation deductions are disallowed, adjusted, recomputed, reduced, or recaptured, in whole or in part, by the Internal Revenue Service or applicable state taxing authority (such determination, disallowance, adjustment, recomputation, reduction, or recapture being herein called a “Loss”), then Lessee shall pay to Lessor as an indemnity and as additional rent such amount as shall, in the reasonable opinion of Lessor, cause Lessor’s after-tax economic yield (the “Net Economic Return”) to equal the Net Economic Return that would have been realized by Lessor if such Loss had not occurred.  The amount payable to Lessor pursuant to this section shall be payable on the next succeeding rental payment date after written demand therefor from Lessor accompanied by a written statement describing in reasonable detail such Loss and the computation of the amount so payable.

Further, in the event (i) there shall be any change, amendment, addition, or modification of any provision of applicable state law or of the Code or regulations thereunder or interpretation thereof with respect to the matters set forth in this section with respect to any Property or (ii) if at any time there shall be any change, amendment, addition, or modification of any provision of applicable state law or of the Code or regulations thereunder or interpretation thereof with respect to the maximum applicable federal and state income tax rates as set forth in (d) above, which results in a decrease in Lessor’s Net Economic Return, then Lessor shall recalculate and submit to Lessee the modified rental rate required to provide Lessor with the same Net Economic Return as it would have realized absent such change and the Lease shall thereupon automatically be deemed to be amended to adopt such rental rate and values.

9.      INSPECTION AND REPORTS.  Lessor shall have the right, at any reasonable time, to enter on Lessee’s premises or elsewhere and inspect the Property and any records and documents regarding its use, maintenance and repair.  Lessee shall give Lessor immediate notice and copy of all tax notices, reports, or inquiries, and of all seizure, attachment, or judicial process affecting or relating to the use, maintenance, operation, possession, or ownership of the Property.  Lessor shall obtain copies of Lessee’s financial statements from the Securities and Exchange Commission.  If such statements are unavailable for any reason, then within thirty (30) days after Lessor’s request, Lessee shall deliver all information (including tax returns) requested by Lessor which Lessor deems reasonably necessary to determine Lessee’s current financial condition and faithful performance of the terms hereof.  This may include:  (i) reviewed or audited annual financial statements (including, without limitation, a balance sheet, a statement of income, a statement of cash flow, a statement of changes in equity, and notes to financial statements) within 120 days after Lessee’s fiscal year end, and (ii) management-prepared interim financial statements within 45 days after the requested reporting period(s).  Annual statements shall set forth the corresponding figures for the prior fiscal year in comparative form, all in reasonable detail without any qualification or exception deemed material by Lessor.  Unless otherwise accepted by Lessor, each financial statement submitted to Lessor shall be prepared in accordance with generally accepted accounting principles consistently applied and shall fairly and accurately present the Lessee’s financial condition and results of operations for the period to which it pertains.

10.      LESSEE’S REPRESENTATIONS AND WARRANTIES.  Lessee hereby represents, warrants, and covenants that:

(a)      Lessee has adequate power and capacity to enter into this Lease, any Schedule, and any other documents required to be delivered in connection with this Lease (collectively, the “Documents”); the Documents have been duly authorized, executed and delivered by Lessee and constitute valid, legal and binding agreements, enforceable in accordance with their terms; there are no proceedings presently pending or, to the best knowledge of Lessee, threatened against Lessee which will impair its ability to perform under the Lease; and all information supplied to Lessor is accurate and complete.

(b)      Lessee’s entering into the Lease and leasing the Property does not and will not:  (i) violate any judgment, order, or law applicable to the Lease, Lessee or Lessee’s organizational documents; or (ii) result in the creation of any lien, security interest or other encumbrance upon the Property, other than as granted hereunder.

(c)      All information and representations furnished by Lessee to Lessor concerning the Property are accurate and correct.

(d)      All financial data of Lessee or of any consolidated group of companies of which Lessee is a member (“Lessee Group”) delivered to Lessor have been prepared in accordance with generally accepted accounting principles applied on a consistent basis with prior periods and fairly present the financial position and results from operations of Lessee, or of the Lessee Group, as of the stated date and period(s).  Since the date of the most recently-delivered financial data, there has been no material adverse change in the financial, business or operating condition of Lessee or of the Lessee Group.

(e)      If Lessee is a business entity, it is and shall be validly existing and in good standing under laws of the state of its organization, and Lessee shall give written notice to Lessor within 30 days of any termination or revocation of Lessee’s existence by its state of organization.  Lessee shall not change its state of organization, headquarters or residence without providing prior written notice to Lessor.  The persons signing the Documents are acting with all necessary authority and hold the offices indicated below their signatures, which are genuine.

(f)      Lessee has not received any tax or accounting advice from Lessor, and Lessor shall have no liability for Lessee’s failure to secure any particular tax benefits or accounting treatment with respect to the Lease or the Property.

11.      ASSIGNMENT; CHANGE IN CONTROL.  LESSEE SHALL NOT ASSIGN OR IN ANY WAY DISPOSE OF ALL OR ANY OF ITS RIGHTS OR OBLIGATIONS UNDER THIS LEASE OR ENTER INTO ANY SUBLEASE OF ALL OR ANY PART OF THE LEASED PROPERTY WITHOUT THE PRIOR WRITTEN CONSENT OF LESSOR.  IN CONNECTION WITH THE GRANTING OF SUCH CONSENT AND THE PREPARATION OF NECESSARY DOCUMENTATION, A FEE SHALL BE ASSESSED EQUAL TO ONE PERCENT (1%) OF THE SUM OF THE REMAINING BALANCE THEN DUE HEREUNDER PLUS ANY RESIDUAL VALUE OF THE PROPERTY.  In the event that Lessor has consented to any sublease of the Property, Lessee hereby assigns and grants to Lessor a security interest in any and all rights under any sublease(s), to secure all obligations to Lessor, and Lessee shall deliver to Lessor the original of such sublease(s).

Lessee shall not consolidate or merge with or into any other entity, liquidate or dissolve, distribute, sell or dispose of all of its ownership interests, properties or any substantial portion thereof other than in the ordinary course of its business, without the prior written consent of Lessor.

LESSEE AGREES THAT LESSOR MAY ASSIGN OR TRANSFER THIS LEASE OR LESSOR’S INTEREST IN THE LEASED PROPERTY WITHOUT NOTICE TO LESSEE.  Any assignee of Lessor shall have all of the rights (except for any rights retained by the assignor Lessor), but none of the obligations (which arise prior to the date of the assignment), of Lessor under this Lease and Lessee shall not assert against any assignee of Lessor any defense, counterclaim or offset that Lessee may have against Lessor.  Any assignee of Lessor shall have the obligations of the Lessor that arise after the assignment (except for any obligations retained by the assignor Lessor).  Lessee acknowledges that any assignment or transfer by Lessor will not materially change Lessee’s duties or obligations under this Lease nor materially increase the burdens or risks imposed on Lessee.  Lessee shall cooperate with Lessor in executing any documentation reasonably required by Lessor or any assignee of Lessor to effectuate any such assignment.

12.      SURRENDER.  As long as Lessee has provided notice to Lessor in accordance with the Schedule prior to the expiration or termination of the term specified in each Schedule, unless Lessee shall exercise any purchase option granted in connection with such Schedule, Lessee shall, at its risk and expense and according to manufacturer’s recommendations, assemble, prepare for delivery, and deliver the applicable Property and all manuals, records, certificates and documents regarding its use, maintenance and repair to any location specified by Lessor within the continental United States.  To the extent that any such purchase option specifies that the purchase price shall be the “fair market value” of the Property, the term “fair market value” shall be defined as the value of the Property in continued use.  Upon return of the Property any upgrades and improvements shall become the property of Lessor.  Any upgrades, parts or improvements may only be removed from the Property if their removal shall not impair the Property’s ability to operate according to any manufacturer’s and regulatory performance standards and specifications.  The Property shall be delivered unencumbered and free of any liens, charges, or other obligations (including delivery expense and sales or use taxes, if any, arising from such delivery) and shall be in good working order, in the same condition, appearance, and functional order as when first leased hereunder, reasonable wear and tear excepted, and in the condition specified or described in the applicable Schedule.  At Lessor’s request, Lessee shall at Lessee’s expense provide Lessor with a written certification by an independent engineer or other recognized expert acceptable to Lessor to the effect that the Property is in the condition required hereunder.  In lieu of delivery, Lessor may, at its option, direct Lessee to dispose of all or a portion of the Property in a proper and lawful manner at a recognized disposal site at Lessee’s sole cost and responsibility.

13.      DEFAULT.  Time is of the essence under this Lease, and Lessee shall be in default in the event of any of the following (“Event of Default”):  (a) any failure to pay when due the full amount of any payment required hereunder, including, without limitation, rent, taxes, liens, insurance, indemnification, repair or other charge; (b) any misstatement or false statement in connection with, or non-performance of any of Lessee’s obligations, agreements, or affirmations under or emanating from, this Lease; (c) Lessee’s death, dissolution, termination of existence; (d) if any of the following actions or proceedings are not dismissed within sixty (60) days after commencement:  Lessee’s insolvency, becoming the subject of a petition in bankruptcy, either voluntary or involuntary, or in any other proceeding under federal bankruptcy laws; making an assignment for benefit of creditors; or being named in, or the Property being subjected to a suit for the appointment of a receiver, (e) any default under any agreement between Lessee and Lessor (other than this Lease) or between Lessee and any affiliate of Lessor; (f) any failure to pay, as and when due, any obligation of Lessee, whether or not to Lessor, arising independently of this Lease; (g) any removal, sale, transfer, encumbrance, seizure or levy of or upon the Property; (h) bankruptcy, insolvency, termination, death, dissolution, or default of any guarantor for Lessee; (i) any actual or anticipated (in Lessor’s reasonable discretion) unauthorized revocation, nonrenewal or termination of a letter of credit, surety bond or other instrument issued for the benefit of Lessor as additional security for the obligations of Lessee hereunder; or (j) any unauthorized filing by Lessee of a termination statement for any financing statement filed by Lessor.

14.      REMEDIES.  Upon the occurrence of any Event of Default which continues for more than ten (10) days and at any time thereafter, Lessor shall have all remedies provided by law; and, without limiting the generality of the foregoing and without terminating this Lease, Lessor, at its sole option, shall have the right at any time to exercise concurrently, or separately, without notice to Lessee (unless specifically stated), any one or all of the following remedies:

(a)      Request Lessee to assemble the Property and make it available to Lessor at a reasonable place designated by Lessor and put Lessor in possession thereof on demand;

(b)      Immediately and without legal proceedings or notice to Lessee, enter the premises, take possession of and remove the Property or render it unusable (any such taking shall not cancel or terminate this Lease);

(c)      Declare the entire amount of rent and other sums payable hereunder immediately due and payable; however, in no event shall Lessor be entitled to recover any amount in excess of the maximum permitted by applicable law;

(d)      Cancel this Lease as to any or all items of Property.  Such cancellation shall occur only upon notice by Lessor and only as to such items of Property as Lessor specifically elects to cancel.  This Lease shall continue in full force and effect as to any remaining items;

(e)      Recover all of the following:  (i) any accrued and unpaid rent, plus (ii) the present value of all future rentals reserved in the Lease and contracted to be paid over the unexpired term of the Lease, discounted at the rate of four percent (4%); plus, (iii) the anticipated residual value of the Property as of the expiration of this Lease or any renewal thereof, discounted at the rate of four percent (4%); (iv) any indemnity payment, if then determinable; (v) all commercially reasonable costs and expenses incurred by Lessor in any repossession, recovery, storage, repair, sale, re-lease or other disposition of the Property, including legal expenses and reasonable attorneys’ fees plus costs of collection of any amounts owed hereunder, including any collection agency fee; and, (vi) the value of all tax benefits lost to Lessor as a result of Lessee’s default or the enforcement by Lessor of any remedy; plus interest (“Default Interest”) on each of the foregoing, from the date such amounts are due until paid, at the lesser of (i) the maximum rate per annum which Lessor is permitted by law to charge, or (ii) the greater of:  (y) eighteen percent (18%) per annum, or (z) five percent (5%) per annum over the prime rate which is announced from time to time by U.S. Bank National Association to be its prime rate; and,

(f)      Lessor may, but is not required to, re-lease or sell any or all of the Property at a public or private sale on such terms and notice as Lessor shall deem reasonable.  The proceeds of any sale or lease shall be applied in the following order of priorities:  (i) to pay all of Lessor’s expenses in taking, removing, holding, repairing and disposing of Property, including legal expenses and reasonable attorneys’ fees; then (ii) to pay any late charges and interest accrued; then (iii) to pay accrued but unpaid rent together with the anticipated residual value, future rent, interest and all other due but unpaid sums (including any indemnification and sums due under other Leases or agreements in default).  Any remaining proceeds will reimburse Lessee for payments which it made to reduce the amounts owed to Lessor in the preceding sentence.  Lessor shall keep any excess.  If the proceeds of any sale or lease are not enough to pay the amounts owed to Lessor under this Section, Lessee shall pay the deficiency.

No remedy referred to in this paragraph is intended to be exclusive, but shall be cumulative and in addition to any other remedy referred to above or otherwise available to Lessor at law or in equity.

15.      LESSEE’S WAIVERS.  To the extent permitted by applicable law, upon Lessee’s execution of a Delivery and Acceptance Certificate for each Schedule, with respect to that Schedule Lessee waives any and all rights and remedies now or hereafter conferred by statute or otherwise including but not limited to Lessee’s rights to: (i) cancel or repudiate this Lease; (ii) reject or revoke acceptance of the Property; (iii) recover damages from Lessor for any breaches of warranty; (iv) claim, grant or permit a security interest in the Property in Lessee’s possession or control for any reason; (v) deduct all or part of any claimed damages resulting from Lessor’s default, if any, under this Lease; (vi) accept any partial delivery of the Property; (vii) “cover” by making any purchase or lease of or contract to purchase or lease property in substitution for the Property; or (viii) commence legal action against Lessor for specific performance, replevin, sequestration, claim and delivery or the like for the Property.

16.      NOTICES, ATTORNEYS’ FEES, GOVERNING LAW AND JURY WAIVER.  All notices shall be mailed or delivered by facsimile transmission or overnight courier to the respective parties at the addresses shown on any Schedule hereto or such other address as a party may provide in writing from time to time.  In any interpretation or enforcement of the Lease and any related documents or any dispute related thereto or to the relationship between the parties, Lessee shall pay Lessor’s legal expenses and reasonable attorneys’ fees, including any incurred before and at trial, on appeal, in any other proceeding or without any litigation being filed.  This Lease, and the rights and liabilities of the parties shall be governed by applicable federal law and the laws of the State of Oregon.  Any legal action or proceeding with respect to this Lease shall be brought in state court sitting in Portland, Oregon, and, by execution and delivery of this Lease, each of the parties consents to the jurisdiction of such court and waives any defense of lack of jurisdiction or inconvenient forum.  Service of process by overnight courier will be sufficient to confer personal jurisdiction over the Lessee.  LESSOR AND LESSEE EACH IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY LITIGATION ARISING FROM OR RELATED TO THIS LEASE.

17.      SEVERABILITY.  If any of the provisions of this Lease are contrary to, prohibited by, or held invalid under applicable laws, regulations or public policy of any jurisdiction in which it is sought to be enforced, then that provision shall be considered inapplicable and omitted but shall not invalidate the remaining provisions.  In no event shall this Lease be enforced in any way which permits Lessor to charge or collect interest in excess of the maximum lawful rate.  Should interest collected exceed such rate, Lessor shall refund such excess interest to Lessee.  In such event, Lessee agrees that Lessor shall not be subject to any penalties provided by law for contracting for or collecting interest in excess of the maximum lawful rate.

18.      SURVIVAL.  All of Lessor’s rights, privileges and indemnities contained herein shall survive the expiration or other termination of the Lease and any Schedules, and the rights, privileges and indemnities contained herein are expressly made for the benefit of, and shall be enforceable by, Lessor, its successors and assigns.

19.      LESSOR’S DISCLAIMERS; DISCLAIMERS OF WARRANTIES.  Lessor has obtained the Property based on specifications furnished by the Lessee.  Lessor does not deal in property of this kind or otherwise hold itself or its agents out as having knowledge or skill peculiar to the Property.  Lessee acknowledges that it has relied on its own skill and experience in selecting property suitable to the Lessee’s particular needs or purposes and has neither relied upon the skill or judgment of Lessor nor believes that Lessor or its agents possess any special skill or judgment in the selection of Property for Lessee’s particular purposes.  Further, Lessee has not notified Lessor of Lessee’s particular needs in using the Property.

Lessee understands and agrees that neither the supplier(s) nor any salesman or any agent of the supplier(s) is an agent of Lessor.  No salesman or agent of supplier is authorized to waive or alter any term or condition of this Lease, and no representation as to the Property or any other matter by the supplier shall in any way affect Lessee’s duty to pay the rent and perform its obligations as set forth in this Lease.  Lessor shall not be liable to Lessee for any incidental, consequential, or indirect damages or for any act, neglect, omission, breach or default by any third party.

LESSOR ASSUMES NO RESPONSIBILITY FOR AND MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE TITLE, DESIGN, COMPLIANCE WITH SPECIFICATIONS, CONDITION, QUALITY, WORKMANSHIP, OR THE SUITABILITY, SAFETY, ADEQUACY, OPERATION, USE OR PERFORMANCE OF THE PROPERTY OR AS TO ITS MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR AS TO PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENT.  ANY DELAY IN DELIVERY SHALL NOT AFFECT THE VALIDITY OF THIS LEASE.

LESSOR SHALL NOT BE LIABLE TO LESSEE FOR ANY REPRESENTATION CLAIM, BREACH OF WARRANTY, EXPENSE OR LOSS DIRECTLY OR INDIRECTLY CAUSED BY ANY PERSON, INCLUDING LESSOR, OR IN ANY WAY RELATED TO THE PROPERTY.

20.      ENTIRE AGREEMENT, WAIVERS, SUCCESSORS, NOTICE, ETC.  This Lease and any Schedule and associated documents expressly referring hereto (each, a “Transaction”) contain the entire agreement of the parties and shall not be qualified or supplemented by course of dealing.  However, in any case where the Lessor takes an assignment from a vendor of its security interest in the same Property, the terms of the Transaction shall be incorporated into the assigned agreement and shall prevail over any inconsistent terms therein but shall not be construed to create a new contract.  No waiver or modification by Lessor of any of the terms or conditions hereof shall be effective unless in writing signed by an officer of Lessor.  No waiver or indulgence by Lessor of any default or deviation by Lessee of any required performance shall be a waiver of Lessor’s right to subsequent or other full and timely performance.  This Lease shall be binding on the parties hereto and their respective successors and assigns and shall inure to the benefit of such successors and assigns.  Paragraph headings shall not be considered a part of this Lease.  Lessor may make a profit from fees, estimated tax payments and other charges that Lessee is required to pay hereunder.  If any of the executed Documents are delivered to Lessor by facsimile transmission, such Documents (and signatures thereon) shall be treated as, and have the same force and effect as, originals.  Lessee shall also promptly execute and deliver to Lessor such further documents and take further action as Lessor may request to more effectively carry out the intents and purposes of this Lease.

Under Oregon law, most agreements, promises and commitments made by Lessor concerning loans and other credit extensions must be in writing, express consideration and be signed by Lessor to be enforceable.

21.      POWER OF ATTORNEY.  LESSEE HEREBY AUTHORIZES AND APPOINTS LESSOR AS ITS ATTORNEY-IN-FACT TO COMPLETE AND EXECUTE IN LESSEE’S NAME AND TO MAKE NON-MATERIAL AMENDMENTS (INCLUDING COMPLETING AND CONFORMING THE DESCRIPTION OF THE PROPERTY (INCLUDING SERIAL NUMBERS)) ON ANY DOCUMENT IN CONNECTION WITH THIS AGREEMENT (INCLUDING ANY DOCUMENT NECESSARY FOR PROCESSING ANY VEHICLE CERTIFICATE OF TITLE) AND TO OBTAIN, ADJUST AND SETTLE ANY INSURANCE REQUIRED BY THIS AGREEMENT AND TO ENDORSE ANY DRAFTS IN CONNECTION WITH SUCH INSURANCE.

IN WITNESS WHEREOF, Lessor and Lessee have each caused this Master Lease Agreement to be duly executed as of the day and year first above written.

U.S. Bancorp Equipment Finance, Inc.                                MGP Ingredients, Inc.
(LESSOR)                                                                                (LESSEE)

By:  /s/ [Illegible]                                                                      By: /S/ Don Tracy
       An Authorized Officer Thereof                                                    Don Tracy
  Chief Financial Officer

08/10
ADDRESS FOR ALL NOTICES TO LESSOR:
PO Box 230789
Portland, OR 97281-0789

USbancorp

EQUIPMENT FINANCE
PO Box 230789
Portland, OR 97281-0789

June 30, 2011

Don Tracy
MGP Ingredients, Inc.
100 Commercial Street
Atchison, KS 66002

RE:          1166954-001-0018787-001
MGP Ingredients, Inc.

Dear Don Tracy:

Due to an increase in the Spot Rate (as that term is used in the Lease) from 1.77% to 1.93% on June 29, 2011, the monthly rental payments due under such Lease have been recalculated pursuant to the Payment Adjustment provision in the Lease Schedule. The recalculated monthly rental payment is $109,707.90 per month. The Mid-Term Option purchase price is recalculated to $1,328,234.68. Hereafter, the basic monthly rental payments shall remain fixed throughout the Term of the Lease.

Please contact customer service at (800) 225-8029 with any questions you may have in this matter.

Very truly yours,

CUSTOMER SERVICE
05/08

USbancorp

EQUIPMENT FINANCE
PO Box 230789
Portland, OR 97281-0789

June 29, 2011

MGP Ingredients, Inc.
100 Commercial Street
Atchison, KS 66002
Attention: Don Tracy

Re:	Schedule #001-0018787-001 to Master Lease Agreement dated June 28, 2011 between U.S. Bancorp Equipment Finance, Inc. (“USBEF”) and
MGP Ingredients, Inc. (“MGP”)

Dear Mr. Tracy:

This will confirm the agreement of USBEF to fund the purchase of the equipment further described on the Schedule, including but not limited to twenty (20) modular cooling towers, 2007, Marley, NC8312G, 21,800 GPM with pressure pumps, tanks, coolers and other related equipment, as further described on Exhibit A attached to the Schedule to Master Lease Agreement dated June 28, 2011 together with accessories (the “Equipment”), on the condition that, within 60 days after USBEF pays the funds, USBEF must have received: (1) a duly-executed ground lease and a sublease agreement in form acceptable to USBEF, both of which need to be filed by the 60th day; (2) a title report on the real property located at 1300 Main Street, Atchison, KS 66002; County: Atchison and (3) any duly-executed mortgagee and/or other lien waivers deemed to be necessary after review of the title report, in order to confirm USBEF’s first priority lien on the Equipment and the real property. USBEF will require that MGP pay for any associated out-of-pocket costs, including attorneys fees and title company fees.

If the above conditions are not met within 60 days after USBEF’s funding of the Schedule, this will constitute an Event of Default under the Master Lease Agreement dated June 28th, 2011, Section 13. Please acknowledge your agreement to these terms by signing below and returning a copy of this signed letter to me.

If you have any questions, please do not hesitate to call me at (503) 797-0832.

Very truly yours,

ACKNOWLEDGED & AGREED:
MGP Ingredients, Inc.

Melissa Kaul                                                      By: /s/ Don Tracy
Vice President                                                                 Don Tracy, Chief Financial Officer
cc: Scott R. Todd                                                            Date: 6-29-11

USbancorp	Schedule to Master Lease Agreement
EQUIPMENT FINANCE

 Schedule Number 1166954-001-0018787-001

THIS SCHEDULE is made as of June 28, 2011 by and between U.S. Bancorp Equipment Finance, Inc. (“Lessor”), having its principal place of business at PO Box 230789, Portland, OR 97281-0789, and MGP Ingredients, Inc. (“Lessee”), having its business located at 100 Commercial Street, Atchison, KS 66002, pursuant to the Master Lease Agreement dated as of June 28, 2011 between Lessee and Lessor (the “Lease”), the terms of which (including the definitions) are incorporated herein.  The terms of the Lease and this Schedule together shall constitute a separate instrument.  Capitalized terms used but not defined herein are used with the respective meanings specified in the Lease.  If any terms hereof are inconsistent with the terms of the Lease, the terms hereof shall prevail.

LESSOR AND LESSEE HEREBY COVENANT AND AGREE AS FOLLOWS:

1.      The following specified equipment (the “Property”) is hereby made and constituted Property for all purposes pursuant to the Lease:

See Exhibit “A” attached hereto and made a part hereof;

TOGETHER WITH ALL REPLACEMENTS, PARTS, REPAIRS, ADDITIONS, ACCESSIONS AND ACCESSORIES INCORPORATED THEREIN OR AFFIXED OR ATTACHED THERETO AND ANY AND ALL PROCEEDS OF THE FOREGOING, INCLUDING, WITHOUT LIMITATION, INSURANCE RECOVERIES.

2.      The Property will be installed or stored at the following address:

1300 Main Street, Atchison, KS 66002; County:  Atchison

3.      The cost of the Property (“Property Cost”) is:  $7,335,213.54

 Please Initial Here: ________

4.      This Schedule shall commence on June 30, 2011.  Lessee shall owe basic rental payments (plus applicable sales/use taxes) in Advance payable as follows:  Seventy Two (72) rental payments in the amount of $109,365.72 each.  The first such payment shall be due on June 30, 2011 and shall continue on the same day of each month thereafter until the end of the term of this Schedule.  In addition, Lessee shall pay daily pro-rata rental in the amount of $3,645.52 per day (plus applicable sales/use taxes) from the date of funding for the Property through commencement.  Such daily pro-rata rental shall be due and payable at commencement.

5.      PAYMENT ADJUSTMENT.  In the event that a forward rate lock agreement has not been executed, on the date of funding (the ‘Adjustment Date’) the monthly rental payments due hereunder and the Mid-Term Option purchase price shall be recalculated based upon a change in the spot rate for Seventy Two (72)-month U.S. Bancorp’s Funds Transfer Pricing Rate/Cost of Funds (the “Spot Rate’’) from June 24, 2011 until the Adjustment Date.  If, on the Adjustment Date, the Spot Rate is greater or less than 1.77%, then the monthly rental payments due hereunder and the Mid-Term Option purchase price shall be adjusted accordingly to reflect the actual rate.  Thereafter, the monthly rental payments shall remain fixed during the Term hereof.

6.      DEPRECIATION.  Lessor shall be entitled to modified accelerated cost recovery depreciation based on 100% of Property Cost using the 200% declining balance method, switching to straight line, for 7 year Property, and zero salvage value for property valued at $220,000.00.  Lessor shall be entitled to modified accelerated cost recovery depreciation based on 100% of Property Cost using the 200% declining balance method, switching to straight line, for 7 year Property, and zero salvage value for Property valued at $7,115,213.54.  In addition, Lessee represents that the Property in the amount of $7,115,213.54 qualifies for ‘bonus’ depreciation under the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010 (as such act may have been amended), which entitles Lessor to an allowance equal to 100% of the Property Cost for the first year that the Property is placed in service.

7.      MAINTENANCE, USE, AND RETURN PROVISIONS.  One hundred eighty (180) days prior to return of the Property, and at any other time in Lessor’s discretion, Lessee must be able to demonstrate that the Property can perform at its performance specifications according to the manufacturer’s standards.  An independent certified technician chosen by Lessor shall demonstrate the performance of the Property and the Property’s physical condition. If it is determined that improvements are needed in order to meet the manufacturer’s performance standards, at Lessor’s request Lessee shall cause such improvements to be made at Lessee’s expense or remit such expense to Lessor as payment for extraordinary wear and tear. A certification letter from such technician as to the working condition and performance of the Property shall be provided to Lessor. The cost of the technical inspection, assessment and certification shall be borne by Lessee

Any special transportation devices, such as metal skids, lifting slings, brackets, etc., which were with the Property when it originally arrived must be used to assist with deinstallation and delivery. Blocking of sliding members, securing of swinging doors, pendants, and their swinging components, wrapping, boxing, bending and labeling of all components and documents must be done in a conscientious and meticulous manner to facilitate efficient reinstallation. At no time are materials which would be considered “Hazardous Waste by any regulatory authority to be shipped with the machinery. Replacement parts must be purchased from sources approved by the original manufacturer. No components, tools or attachments are to be removed from the Property.

8.      If the Property is not placed in service (and certified as such by Lessees execution of a Delivery and Acceptance Certificate) by the last business day of the same calendar year in which this Schedule is executed, Lessor shall have the right to readjust the amount of the monthly rental payment to compensate for the resulting change in Lessor’s tax benefits.

9.      TITLE PASSAGE. a. As long as no Event of Default has occurred and is continuing, Lessee shall have the options to purchase all, but not part, of the Property at the end of Sixty (60) months (hereinafter called the “Mid-Term Option Date” and “Mid-Term Option”) or at the end of the Base Term or, subject to provisions of subsection (1) below, any extension thereof (hereinafter called the ‘End of Term Option Date” and “End of Term Option”).

b.      The above Options may only be exercised by Lessee by written notice of such exercise to Lessor. At the end of the Base Term or any Extended Tam, if Lessee intends to return the Property instead of exercising the End of Term Option, Lessee shall give written notice to Lessor. Notice must be received by Lessor; I) no earlier than one hundred fifty (150) days nor later than ninety (90) days prior to the Mid-Tam Option Date to exercise the Mid-Term Option; or 2) no earlier than three hundred sixty (360) days nor later than one hundred eighty (180)days prior to the End of Term Option Date to exercise the End of Term Option or to return the Property. Notice of Lessee’s intent to return the Property during any Extended Term (as defined below) after the first Extended Term shall be given as provided below. Payment of the purchase price must be received by Lessor on or before the Mid-Term Option Date or the End of Term Option Date as appropriate

c.      The Mid-Term Option purchase price for the Property shall be $1,324,642.23. The End of Term Option purchase price for the Property shall be the fair market value of the Property at the time of such exercise as mutually agreed upon by Lessor and Lessee. If such parties cannot agree thereon after good faith negotiation, the purchase price of the Property shall be the value determined by an appraisal of the Property made by a qualified and reputable independent equipment appraiser certified for the type of Property being appraised, assuming the Property is in as good operating condition and appearance as when initially leased hereunder, ordinary wear and tear excepted. The appraiser shall be selected by Lessor, and the cost of the appraisal shall be paid by Lessee.

d.      The Mid-Term Option purchase price shall only be applicable in the event that the Mid-Term Option is exercised in accordance with its terms. Such purchase price shall not be deemed to be equal to the “anticipated residual value” as such phrase is used in the Lease.

e.      Upon receipt of payment of the purchase price together with any and all applicable sales or other taxes due in connection therewith and any and all remaining sums or other amounts payable under this Schedule, Lessor shall transfer all its right, title and interest in and to the Property to Lessee. The Property shall be transferred “As Is” and “Where Is” without any express or implied representations or warranties.

f.      Should Lessee fail to either exercise the End of Term Option or give notice of the return of the Property as provided herein, then Lessor, at its sole option, shall have the right to: a) declare the End of Term Option terminated and demand return of the Property; or, b) extend the Term for an additional six (6) months (the “Extended Term”). Should Lessor elect to extend the Term, Lessee shall be irrevocably obligated to remit monthly rent for the period beginning on the day immediately succeeding the last day of the expiring Term (the “Holdover Date”) and ending at the end of the sixth (6th) month thereafter. During any first Extended Term after the Base Term Lessee shall have no right to return the Property. A payment of rent shall be due on the Holdover Date and on the same day of each consecutive month thereafter. Each payment of rent during any Extended Term shall be in the amount of the basic monthly rent for the last month of the Term, in accordance with the provisions of this Schedule. All Lessee’s other obligations under the Lease shall remain in full force and effect for so long as Lessee shall continue to possess the Property. Upon the expiration of each Extended Term, Lessor, at its sole option, shall have the right to: a) permit Lessee to exercise the End of Term Option in accordance with its Terms, b) declare the End of Term Option terminated and demand return of the Property; or, c) extend the Term for an additional six (6) month Extended Term (an “Additional Extended Term”). During any Additional Extended Term, Lessee shall have the right to terminate the Additional Extended Term by returning the Property, but only if (i) Lessee gives Lessor notice of Lessee’s intent to return the Property (a “Holdover Return Notice”) and such Holdover Return Notice is received by Lessor no later than one hundred eighty (180) days prior to the date the Property is returned; and (ii) Lessee returns the Property to Lessor in accordance with the terms of the I e8se. If a Holdover Return Notice is not received by Lessor at least one hundred eighty (180) days prior to the Holdover Return Date (as defined below), but the Property is returned during an Additional Extended Term in accordance with the terms of the Lease, the Term shall end on the date which is one hundred eighty (180) days after Lessor received the Holdover Return Notice, or, if no Holdover Return Notice is received by Lessor, one hundred eighty (180) days after the Holdover Return Date. As used herein, “Holdover Return Date” means the date that Lessee returns the Property to Lessor during an Additional Extended Term in accordance with the terms of the Lease. Any and all rental payments pursuant to this Paragraph shall be deemed for all intents and purposes to be payments for possession and use of the Property after the expiration of the Term, and shall not be credited to any other obligation of Lessee to Lessor. Lessor’s invoicing and/or accepting any such payment shall not give rise to any right, title or interest of Lessee other than to possession and use of the Property during the period to which such rent applies in accordance with this Paragraph. The aforesaid right to charge Lessee rent for possession and use of the Property is not in limitation or derogation of any of Lessor’s rights pursuant to the Lease.

g.      U.S. Bancorp Equipment Finance, Inc. has assigned its rights (but not its obligations) regarding the sale of the Property herein to USBEF Exchange Co. as part of an IRC Section 1031 exchange. This assignment does not affect the lease contract between Lessee and U.S. Bancorp Equipment Finance, Inc. and has no effect on Lessee’s ownership, rights or obligations hereunder. If Lessee decides to purchase this Property, it shall make its check payable to “USBEF Exchange Co,, Account” instead of U.S. Bancorp Equipment Finance, Inc.

IN WITNESS WHEREOF, the Lessor and the Lessee have each caused this Schedule to be duly executed as of the day and year first above written.

U.S. Bancorp Equipment Finance, Inc. By: /s/[Illegible] An Authorized Officer Thereof	MGP Ingredients, Inc. By: /s/ Don Tracy Don Tracy Chief Financial Officer

ADDRESS FOR ALL NOTICES:
PO Box 230789
Portland, OR 97281-0789

USbancorp	DELIVERY AND ACCEPTANCE CERTIFICATE AND LEASE AMENDMENT
EQUIPMENT FINANCE

Schedule Number 1166954-001-0018787-001

This Certificate is delivered to and for the benefit of Lessor and pertains to the following personal property (the “Property”) which is the subject of Schedule Number 1166954-001-0018787-001, dated as of June 28, 2011, to Master Lease Agreement, dated as of June 28, 2011, between U.S. Bancorp Equipment Finance, Inc. as Lessor and MGP Ingredients, Inc. as Lessee (the “Lease”):

See Exhibit “A” attached hereto and made a part hereof;

TOGETHER WITH ALL REPLACEMENTS, PARTS, REPAIRS, ADDITIONS, ACCESSIONS AND ACCESSORIES INCORPORATED THEREIN OR AFFIXED OR ATTACHED THERETO AND ANY AND ALL PROCEEDS OF THE FOREGOING, INCLUDING, WITHOUT LIMITATION, INSURANCE RECOVERIES.

To the extent that the above description has been altered by us or differs from the Property description set forth in the Lease (including, but not limited to, changes to mode or serial numbers), we certify that such alterations or differences are accurate and we acknowledge that, based upon this certification: 1) the Lease is hereby amended to reflect the above Property description; and 2) Lessor is hereby authorized to file amendment(s) to any Financing Statements filed under the Uniform Commercial Code in connection with the Lease, provided that all such amendments are consistent with the above Property description.

WE HEREBY CERTIFY AND ACKNOWLEDGE THAT: a) the Property has been delivered to us; b) any necessary installation of the Property has been fully and satisfactorily performed; c) after full inspection thereof, we have accepted the Property for all purposes as of the date hereof; d) any and all conditions to the effectiveness of the Lease or to our obligations thereunder have been satisfied; e) we have no defenses, set-offs or counterclaims to any such obligations; f) the Lease is in full force and effect; and g) no Event of Default has occurred under the Lease

WE HEREBY REPRESENT AND WARRANT THAT: a) any right we may have now or in the future to reject the Property or to revoke our acceptance thereof has terminated as of the date hereof; b) we hereby waive any such right by the execution hereof; c) the date of this Certificate is the earliest date upon which the certifications, acknowledgments, representations and warranties made herein could be correctly and properly made. We hereby acknowledge that Lessor is relying on this Certificate as a condition to making payment for the Property.

IN WITNESS WHEREOF, we have executed this Certificate as of the 28th day of June, 2011.

DO NOT SIGN UNLESS PROPERTY HAS BEEN DELIVERED AND YOU ARE ACCEPTING IT AFTER DELIVERY.

After signing and dating, please return to:

MGP Ingredients, Inc.

U.S. Bancorp Equipment Finance, Inc.                                            By: /s/ Don Tracy
13010 SW 68th Parkway, Suite 100                                                Don Tracy
Portland, OR 97223                                                                           Chief Financial Officer

USbancorp	Exhibit “A”
EQUIPMENT FINANCE

Schedule Number 1166954-001-0018787-001

Reference is made to that certain Master Lease Agreement, dated June 28, 2011, and Schedule dated June 28, 2011 (the “Agreements”) wherein U.S. Bancorp Equipment Finance, Inc. is the Lessor and MGP Ingredients, Inc. is the Lessee.

The “Property” and/or “Collateral” (as defined and used in the above Agreements and any and all related documents) includes the following:

Twenty (20) modular cooling towers, 2007, Marley, NC8312G, 21,800 GPM with pressure pumps, tanks, coolers and other related equipment, further described as follows:

Vendor	Invoice #	Invoice Date	Equipment Description
Alfa Laval Inc.	10509218	11.17.10	One (1) Alfa Laval cooling water tower Widegap 350S-FG Plate;
Alfa Lava Inc.	10509337	11.19.10	One (1) Alfa Laval cooling water tower; Widegap, 350S-FG Plate;
Alfa Lava Inc.	10509990	12.06.10	One (1) Alfa Laval cooling water tower Widegap 350S-FG Plate;
American Electric Company	8370-666405	11.23.10	One (1) 1500KVA Transformer; One (1) 2000KRA Transformer;
American Electric Company	8370-669421	01.06.11	One (1) Motor Control Center, Model 6 LVMCC; MCC5200-01;
American Electric Company	8370-669434	01.06.11	Two (2) Motor Control Centers; MCC5201-01; MCC5200-02:
American Electric Company	8370-669855	01.13.11	One (1) SQD HRG Package Co#2 for QED Switchboard;
American Electric Company	8370-670132	01.18.11	One (1) SQD HRG Package Co#3 for Existing Gear;
American Electric Company	8370-670133	01.18.11	One (1) QED 2000A Switchboard;
American Electric Company	8370-670134	01.18.11	Three (3) SQD 500HP Drives;
American Electric Company	8370-671902	03.30.11	Two (2) SQD Breaker Testing; Two (2) NC361200 1200A Breakers;
American Electric Company	8370-674563	03.24.11	One (1) SQD Field Services I;
American Electric Company	8370-876424	04.15.11	Two (2) SQD Metal Enclosed Switchgear;
Bachelor Controls, Inc.	9387	01.25.11	Drawing Submittal Milestone; Receipt of Material at BCI Milestone;
CDI	127401	09.17.10	One (1) 201NN-K125-U9-C7A-TT, Direct Mount Switch; One (1) 737A-F3C-B-A2-N7-TT-SCX, Special Displacers; One (1) 708A-F3C-B-A4-N7-TT-SCX; Two(2) 711-K1-N-P7-G-TT; Two (2) 371-N30-G3A-TT;
CDI	127827	02.11.11	One (1) 708A-F3C-B-A4-N7-TT-SC;

Vendor	Invoice #	Invoice Date	Equipment Description
Emerson	3375517	09.15.10
One (1) Magnetic Flowmeter Transmitter-Remote, s/n 0304957; One (1) Magnetic Flowmeter Flowtube, s/n 0162654; One (1) Magnetic Flowmeter Transmitter-Remote, s/n 0304958; One (1) Magnetic Flowmeter Flowtube, s/n 0162653

Emerson	3385612	09.29.10
Three (3) Temperature Transmitters, Unit s/n's: 0671207; 0671208; 0671209; Three (3) Thin-Film Platinum Rtd Sensors, Unit s/n's: 1360184; 1360105; 1380188; One (1) Temperature Transmitter; s/n 0671210; One (1) Thin-Film Platinum Rtd Sensor, s/n 1360187; Five (5) Temperature Transmitters, Unit s/n's: 0671211; 0671212; 0671213; 0671214; 0671215; One (1) Orifice Plat, s/n 0093155; One (1) Scalable Classic Level Differential Pressure Transmitter. s/n 2432331;

Emerson	3388902	10.07.10	One (1) Magnetic Flowmeter Flowtube, s/n 0194966; One (1) Magnetic Flowmeter Transmitter-Remote s/n 0306658:
Enpro Inc.	F-25124-0	08.16.10	Two (2) Level Sensors with SS Tags, Model LT-5200-12 & LT-5200- 14;
Experitec, Inc.	604800A	11.02.10
One (1) NPS 12 (300MM) WCC Single Flange Body, 316 SST Spacer, Steel Seal Retainer, Tag/Serial #: FCV-5200-04/19552282; type 1052 Diaphragm Rotary Actuator Size 60, Spring No. 1K162827082, 90 Deg Rotation, Trav DVC6020-303 with Mounting Kit, Tag/Serial #: TCV¬5102-03/19552287;

Experitec Inc.	604800B	11.11.10	Two (2) NPS 3 (80MM) WCC Single Flange Body, 316 SST Spacer, Steel Seal Retainer, CL 150-300 PN 10-40 SGL; Tag/Serial # LCV 5201-01/19552288 & LCV-5200-01/19552289;
Experitec, Inc.	609516A	12.27.10	Two (2) Replacement 24 VDC Solenoids far Tags SV-5200-09 & XV-5201-01;
Experitec, Inc.	609519A	01.12.11	Direct Namur Mt, ** 24 VDC ** EPL PRF, UL/CSA, 104 DEG F MAX AMB 67CFR-239; Regulator, 67 CFR, 1/4" NPT Alum Body; NIT/Brass Trim,0-160 PSIG Gauge;
Experitec, Inc.	604802A	01.17.11
SPGSET#4, Inser 19, Sid Indicator Namur Plate, Acc.Conn.IS05211 Unc VA40883; Asco Solenoid, 1/4" Alum. Body; Topworx, 2SPDT Mech Switch; Hytork Safemount MTG Bracket; Regulator, 67AFR, 1/4" NPT alum Body, NIT/Brass Trim; 0-60 PSIG Gauge;

Fastenal Company	KSLEA29582	02.03.11	One (1) Bradley 269-1421 FLO, Control No. LEK55610
Flowserve Pump Company	2011021	11.04.11	One (1) 1K1515US820P-S/D4, MK3 US Primer GP1K, s/n 1001930CHP003A;
Flowserve Pump Company	2016252A & 2016680	12.06.10	One (1) 3K10X8-14RV-D4 MK3 Std GRP3K, s/n 1001930CHP001A;
Flowserve Pump Company	201625213	12.10.10	One (1) 10LR-18A Bare Pump, s/n 1001930CHP004A/C;
Flowserve Pump Company	2019129	12.29.10	One (1) 2K2X1.5US-10ARV-D4 MK3 Std GP2;
Flowserve Pump Company	7149743	12.29.10	One (1) 300-LNN 475/1 Pump and Motor Package;
Free Country Design & Construction, Inc.	10-209	07.30.10	Demolition-Exterior; Labor
Free Country Design & Construction, Inc.	10-231	08.31.10	Rebar Material; Structural Metal Material; Piping & Material; Exhaust Fans; Electrical; Malarial - Relocate Pneumatic; Conveyor Extension;
Free Country Design & Construction, Inc.	10-247	09.30.10	Labor & Materials for Cooling Tower/Chiller Building
Free Country Design & Construction, Inc.	10-264	10.29.10	Labor & Materials for Cooling Tower/Chiller Building

Vendor	Invoice #	Invoice Date	Equipment Description
Free Country Design & Construction, Inc.	10-283	11.30.10	Labor & Materials for Cooling Tower/Chiller Building
Free Country Design & Construction, Inc.	10-307	12.31.10	Labor & Materials for Cooling Tower/Chiller Building
Free Country Design & Construction, Inc.	11-104	01.31.11	Labor & Materials for Cooling Tower/Chiller Building
Free Country Design & Construction, Inc.	11-128	02.28.11	Labor & Materials for Cooling Tower/Chiller Building
Gerber Electric	222451	10.18.10
1-1/2in X110 x 6 box, 2-1/2in NMLT connectors; 1-3/4in NMLT connectors; 1-3/4in NMLT connectors; 1-3/4in NMLT connectors 6ft 1/2in NMLT; 2ft 3/4in NMLT, 1-4ft T8 light, 2-4ft TB bulbs; 4 wire nuts 4 anchors; 2-1/2 beam clamps; 12in 1/2in T rod; 6-1/4in nuts; 10-1/4in washers; 40ft #12 thhn, 20ft 3/4in rigid; 6-3/4in NMLT connectors; 2-1/21n NMLT connectors 15ft 3/4in NMLT;15ft 1/2in NMLT; 10 anchors; tape, IQ0150 breaker; 100ft#14 thhn; labor

IBT	5496537	02.08.11	Two (2) CM CBTP-0300 Trollys; Two (2) CM LMHA6000 04317W Ton Manual Chain Hoist with Two (2) 10' Lifts;
Interstates Construction Services	1	01.07.11	Contracted Labor;
Interstates Construction Services	2	02.10.11	Contracted Labor
Interstates Construction Services	3	03.10.11	Contracted Labor;
Interstates Construction Services	4	04.10.11	Contracted Labor;
Johnson Controls	1-1920284671 & 1-2218566077	11.18.10	One (1) York 4180 Volt SS Starter; Micro Board, Oil Pump & Misc. Materials;
Johnson Controls	1-2123408476	12.28 10	Equipment & Materials for York 4160 Volt SS Starter;
Jorban Riscoe	1023110	12.3.10	Eighteen (18) Marley CLg. Tech Cooling Tower Parts (CTP1); gaskets; padding & sealer for NC8312 cooling towers;
Mechanical Equipment Company, Inc.	37264	08.17.10	Down payment on Two (2) 6,500 gallon tanks;
Mechanical Equipment Company, Inc.	37619 & 37621	12.3.10	Two (2) 6500 Gallon VST w/Opaque resin for sodium Hypochlorite;
Mid-States Supply Company, Inc.	2408680-01	09.24.10
Three (3) Ashcroft Thermometers; Three (3) Temtex Thermowell, T5 Series Tappered; Two (2) Ashcroft Thermometers; Two (2) Thermowell, T5 Series; Six (6) Ashcroft Thermometers; Six (6) Temtex Thermowell 15 Series Tappered; Six (6) Ashcroft General Serv Gauges; One (1) Ashcroft General Serv Gauge; Nineteen (19) Ashcroft General Serv Gauges;

Mid-States Supply Company, Inc.	1323660-01	04.13.11	Two (2) 12 LD30225 250# Lug Di Bfly Valves;
Mid-States Supply Company, Inc.	1323660-02	05.02.11	Four (4) 12 LD30225 250# Lug Di Bfly Valves;

Vendor	Invoice #	Invoice Date	Equipment Description
Ohmart Vega	208361	12.31.10	Two (2) Vegedis 61 DIS61.UFAND, s/n's: 19744885 & 19744886
QBM Management, Inc.	MGP 10-01	07.03.10	Supervision;
QBM Management, Inc.	MGP 10-01 EX	07.03.10	Supervision;
QBM Management, Inc.	MGP 10-02	07.17.10	Supervision;
QBM Management, Inc.	MGP 10-02 EX	07.17.10	Supervision
QBM Management, Inc.	MGP 10-03	07.31.10	Supervision;
QBM Management, Inc.	MGP 10-04	08.04.10	Supervision;
QBM Management, Inc.	MGP 10-05	08.28.10	Supervision;
QBM Management, Inc.	MGP 10-06	09.11.10	Supervision;
QBM Management Inc.	MGP 10-07	09.25.10	Supervision;
QBM Management Inc.	MGP 10-08	10.09.10	Supervision;
QBM Management, Inc.	MGP 10-09	10.23.10	Supervision;
QBM Managemen, Inc.	MGP 10-10	11.06.10	Supervision;
QBM Management, Inc.	MGP 10-11	11.20.10	Supervision;
QBM Management, Inc.	MGP 10-12	12.04.10	Supervision;
QBM Management, Inc.	MGP 10-13	12.18.10	Supervision;
QBM Management, Inc.	MGP 10-15	01.15.11	Supervision;
QBM Management, Inc.	MGP 10-16	01.29.11	Supervision;
QBM Management, Inc.	MGP 10-17	02.12.11	Supervision;
QBM Management, Inc.	MGP 10-18	02.26.11	Supervision;

Vendor	Invoice #	Invoice Date	Equipment Description
QBM Management, Inc.	MGP 10-19	03.12.11	Supervision;
QBM Management, Inc.	MGP 10-20	03.26.11	Supervision;
QBM Management, Inc.	MGP 10-21	04.09.11	Supervision;
QBM Management, Inc.	MGP 10-22	04.23.11	Supervision
Shamrad	155992	10.18.10	One (1) Barometric Surge Tank;
Siemens	3316303	03.16.11	One (1) C771-26S/Pump, 10 gph, 80 psi. 120 vac;
Surwest Corp	70894	02.17.11	Two (2) Matrix Model MW-5550 -113-010 Vibralert 10G Range Tag: 10G; Sixteen (16) Matrix Model MW-5550-111-010 Vibralert 50 Range Tag: 50;
Terracon	T148388	08.30.10	Labor; Vehicle Charge; Project Management;
Terrecon	T155576	09.27.10	Labor; Vehicle Charge; Project Management;
Terracon	T164006	11.01.10	Labor; Vehicle Charge; Project Management;
Terracon	T170420	11.22.10	Labor; Vehicle Charge; Project Management;
Terracon	T177022	12.20.10	Labor; Vehicle Charge; Project Management;
Terracon	T184006	01.24.11	Labor; Vehicle Charge; Project Management:
Terracon	T188846	02.14.11	Labor; Vehicle Charge; Project Management;
Terracon	T194386	03.14.11	Labor; Vehicle Charge; Project Management;
Terracon	T200840	04.11.11	Labor; Vehicle Charge; Project Management;
Thayer Supply Co	95490	04.19.11	Two (2) 2000-1366-260 12" Hymax Couplings;
Thermal Gas System	4183	07.29.10	One (1) Acoustic IR Techonology 20-1000PPM-Model 1-D1-3+AL, s/n; 4635-4635;
Maas Companies Inc.	100006	10.28.09
(Lot 70) York Maxe Liquid Chilling System - Chiller Model YKTGTBJ4-DDFS;
(Lot 200) SPX Cooling Technologies Lot - Package Cooling Towers;
(Lot 201) SPX Cooling Technologies Lot - Package Cooling Towers;

Daws Incorporated	83241	12.22.09	Cooler Tower Permit Charges; Escort Charges;
Daws Incorporated	83271	12.22.09	Cooler Tower Permit Charges; Escort Charges;
Daws Incorporated	83238	12.22.09	Cooler Tower Permit Charges; Escort Charges;
Daws Incorporated	83243	12.22.09	Cooler Tower Permit Charges; Escort Charges;
Daws Incorporated	83244	12.22.09	Cooler Tower Permit Charges; Escort Charges;
Daws Incorporated	83272	12.22.09	Cooler Tower Permit Charges; Escort Charges;
Daws Incorporated	83273	12.22.09	Cooler Tower Permit Charges; Escort Charges;
Daws Incorporated	83240	12.22.09	Cooler Tower Permit Charges; Escort Charges;

Vendor	Invoice #	Invoice Date	Equipment Description
Daws Incorporated	83242	12.22.09	Cooler Tower Permit Charges; Escort Charges;
Daws Incorporated	83333	12.22.09	Cooler Tower Permit Charges; Escort Charges;
Daws Incorporated	83331	12.23.09	Cooler Tower Permit Charges; Escort Charges;
Daws Incorporated	83269	12.31.09	Cooler Tower Permit Charger Escort Charges; Fuel Surcharges
Daws Incorporated	83356	12.31.09	Cooler Tower Permit Charges; Escort Charges; Fuel Surcharges.
Daws Incorporated	83350	12.31.09	Cooler Tower Permit Charges; Escort Charges; Fuel Surcharges.
Daws Incorporated	83320	12.28.09	Cooler Tower Permit Charges; Escort Charges;
Daws Incorporated	83448	01.05.10	Cooler Tower Permit Charges; Escort Charges;
Daws Incorporated	83353	01.05.10	Cooler Tower Permit Charges; Escort Charges;
Daws Incorporated	83423	01.05.10	Cooler Tower Permit Charges; Escort Charges;
Daws Incorporated	83358	01.05.10	Cooler Tower Permit Charges; Escort Charges;
Daws Incorporated	83332	01.05.10	Cooler Tower Permit Charges; Escort Charges;
Daws Incorporated	83359	01.05.10	Cooler Tower Permit Charges; Escort Charges;
Daws Incorporated	83239	01.05.10	Cooler Tower Permit Charges; Escort Charges;
Daws Incorporated	83354	01.04.10	Cooler Tower Permit Charges; Escort Charges;
Daws Incorporated	83426	01.04.10	Gooier Tower Permit Charges; Escort Charges;
Daws Incorporated	83357	01.04.10	Cooler Tower Permit Charges; Escort Charges;
Daws Incorporated	83355	01.04.10	Cooler Tower Permit Charges; Escort Charges;
Daws Incorporated	83351	01.04.10	Cooler Tower Permit Charges; Escort Charges;
Daws Incorporated	83425	01.04.10	Cooler Tower Permit Charges; Escort Charges;
Daws Incorporated	83427	01.04.10	Cooler Tower Permit charges; Escort Charges;
Daws Incorporated	83352	01.04.10	Cooler Tower Permit Charges; Escort Charges;
Daws Incorporated	83421	01.06.10	Cooler Tower Permit Charges; Escort Charges; Fuel Surcharges'
Daws Incorporated	83598	01.15.10	Cooler Tower Permit Charges; Escort Charges;
Daws Incorporated	83270	01.15.10	Cooler Tower;
Industrial Process Technology	147-09-09	10.09.09	(Lot 70) York Chiller; (Lot 200) Cooling Tower; (Lot 201) Cooling Tower;
Industrial Process Technology	147-09-60	01.23.10	(Lot 70) York Chiller; (Lot 200) Cooling Tower; (Lot 201) Cooling Tower;
Industrial Process Technology	147-09-45	12.26.09	(Lot 200) Cooling Tower; (Lot 201) Cooling Tower;
Daws Inc	83880	01.26.10	Cooler Tower Permit Charges;

Vendor	Invoice #	Invoice Date	Equipment Description
Free Country Design & Constriction, Inc.	10-106	01.20.10	Truck & Crane Rental; Materials;
Free Country Design & Construction, Inc.	10-108	01.25.10	Labor & Equipment to offload One (1) York Chiller;
Daws Incorporated	83633	01.27.10	Cooler Tower Permit Charges; Escort Charges;
Daws Incorporated	83632	01.15.10	Cooler Tower Permit Charges; Escort Charges;
Daws Incorporated	83599	01.15.10	Cooler Tower Permit Charges; Escort Charges;
Daws Incorporated	83597	01.15.10	Cooler Tower Permit Charges; Escort Charges;
Daws Incorporated	83596	01.15.10	Cooler Tower Permit Charges; Escort Charges;
Daws Incorporated	83447	01.11.10	Cooler Tower Permit Charges; Escort Charges;
Harris Group Inc	25735.00-1	08.28.09	Cooler Tower Permit Charges; Escort Charges;
Harris Group Inc	25735.00-2	09.25.09	Cooler Tower Permit Charges; Escort Charges;
Harris Group Inc	25735.00-3	10.30.09	Cooler Tower Permit Charges; Escort Charges;
Harris Group Inc	25735.00-4	11.25.09	Cooler Tower Permit Charges; Escort Charges;
Harris Group Inc	25735.00-5	12.23.09	Cooler Tower Permit Charges; Escort Charges;
Harris Group Inc	42111.00-1	01.13.10	Cooler Tower Permit Charges; Escort Charges;
Harris Group Inc	42111.00-3	02.09.10	Cooler Tower Permit Charges; Escort Charges;
Harris Group Inc	42111.00-4	02.23.10	Cooler Tower Permit Charges; Escort Charges;
Harris Group Inc	42111.00-5	03.08.10	Cooler Tower Permit Charges; Escort Charges;
Harris Group Inc	42111.00-6	03.26.10	Cooler Tower Permit Charges; Escort Charges;
Harris Group Inc	42111.00-7	04.08.10	Cooler Tower Permit Charges; Escort Charges;
Harris Group Inc	42111.00-8	04.23.10	Cooler Tower Permit Charges; Escort Charges;
Harris Group Inc	42111.00-9	05.05.10	Cooler Tower Permit Charges; Escort Charges;
Harris Group Inc	42111.00-10	05.20.10	Cooler Tower Permit Charges; Escort Charges;
KB Electric	2171001	02.17.10	Labor;
Midland Surveying	19366	04.06.10	Surveying services;
Midland Surveying	19367	04.06.10	Surveying services; Geotechnologicy Fees;
Terracon	T119537	05.04.10	Drilling and Sampling in-Soil; Consulting;
Free Country Design & Construction	11-149	03.31.11	Labor and Materials;

TOGETHER WITH ALL REPLACEMENTS, PARTS, REPAIRS, ADDITIONS, ACCESSIONS AND ACCESSORIES INCORPORATED THEREIN OR AFFIXED OR ATTACHED THERETO AND ANY AND ALL PROCEEDS OF THE FOREGOING, INCLUDING, WITHOUT LIMITATION, INSURANCE RECOVERIES.

U.S. Bancorp Equipment Finance, Inc. [Lessor] By: /s/ [Illegible] An Authorized Officer Thereof	MGP Ingredients, Inc. [Lessee] By: /s/ Don Tracy Don Tracy Chief Financial Officer

USbancorp	BILL OF SALE
EQUIPMENT FINANCE

Schedule Number 1166954-001-0018787-001

1.  FOR VALUE RECEIVED in the amount of Seven Million Three Hundred Thirty Five Thousand Two Hundred Thirteen Dollars and 54 Cents ($7,335,213.54), MGP Ingredients, Inc., whose address is 100 Commercial Street, Atchison, KS 66002 (“Seller”), does hereby sell to U.S. Bancorp Equipment Finance, Inc. (“Buyer”), having its principal mailing address at PO Box 230789, Portland, OR 97281-0789 the following personal property (“Property”):

See attached Exhibit A;

TOGETHER WITH ALL REPLACEMENTS, PARTS, REPAIRS, ADDITIONS, ACCESSIONS AND ACCESSORIES INCORPORATED THEREIN OR AFFIXED OR ATTACHED THERETO AND ANY AND ALL PROCEEDS OF THE FOREGOING, INCLUDING, WITHOUT LIMITATION, INSURANCE RECOVERIES.

2.  Seller promises that the Property is located at:

1300 Main Street, Atchison, KS 66002; County: Atchison

3.  Seller hereby transfers to the Buyer all right, title and interest, including any and all ownership interest, which the Seller has in or to the Property. Seller covenants and warrants that it is the owner of the Property, has the right to sell the same and that it is free from all liens, encumbrances, claims and demands of all persons whomsoever.

4.  Seller promises that this sale is not part of a sale of all or substantially all of the assets of Seller, or part of a “bulk transfer” under the Uniform Commercial Code.

5.  Seller agrees to the terms of this Bill of Sale, acknowledges that it is given for good and valuable consideration, and acknowledges that Seller has received such consideration and that it is sufficient.

U.S. Bancorp Equipment Finance, Inc. has assigned its rights (but not its obligations) hereunder, regarding the Property described herein, to USBEF Exchange Co. as part of an IRC Section 1031 exchange. This assignment has no effect on your rights or obligations hereunder.

This BILL OF SALE is made on June 28, 2011.

MGP Ingredients, Inc.,
[Seller]

By: /s/ Don Tracy
Don Tracy
Chief Financial Officer